SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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USA TRUCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 6, 2009

To the Stockholders of USA Truck, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of USA Truck, Inc. (the “Company”) will be held at the corporate offices of the Company at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Wednesday, May 6, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect three (3) Class II directors for a term expiring at the 2012 Annual Meeting.

2.	To consider and act upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

Only holders of record of the Company’s Common Stock at the close of business on March 9, 2009, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2008, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 6, 2009

       Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting, Proxy Statement, and our Annual Report to Stockholders for the fiscal year ended December 31, 2008, are available online and may be accessed at http://www.cfpproxy.com/4887. In accordance with such new rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

                                                                                                                                                                    By Order of the Board of Directors
                                                                                                                                                                    J. RODNEY MILLS
                                                                                                                                                                    Secretary

Van Buren, Arkansas

April 8, 2009

YOUR VOTE IS IMPORTANT.

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE ON THE INTERNET BY COMPLETING THE ELECTRONIC VOTING INSTRUCTION FORM FOUND AT HTTP://WWW.CFPPROXY.COM/4887 OR BY TELEPHONE USING A TOUCH-TONE TELEPHONE AND CALLING 1-866-776-5717. RETURNING YOUR PROXY NOW WILL NOT INTERFERE WITH YOUR RIGHT TO ATTEND THE ANNUAL MEETING OR TO VOTE YOUR SHARES PERSONALLY AT THE ANNUAL MEETING, IF YOU WISH TO DO SO. THE PROMPT RETURN OF YOUR PROXY MAY SAVE US ADDITIONAL EXPENSES OF SOLICITATION.

USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 6, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the “Company,” “USA Truck,” “we,” “our” or “us”), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The mailing address of the Company is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and its telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock of the Company.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 8, 2009.

REVOCABILITY OF PROXY

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to J. Rodney Mills, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of all nominees for director and at the discretion of the persons named as proxies therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 9, 2009, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, 10,419,335 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

The Company’s bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors.

If you are a holder of record of our Common Stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card. Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

For 2009, we have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or the Internet is 3:00 a.m. Eastern Time on Wednesday, May 6, 2009. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current directors (including the three nominees for election at the Annual Meeting), each current executive officer named in the Summary Compensation Table and all current directors and executive officers as a group, including the beneficial ownership of our Common Stock as of March 9, 2009, for each individual and the group. The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, our only class of voting securities, as of March 9, 2009. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him or it.

			Common Stock
			Beneficially Owned
		Director	Number of		Percent
Name and (if applicable) Address	Age	Since	Shares*		of Class
Directors and Nominees for Director:

Robert M. Powell	74	1983	1,086,900	(1)	10.4%
3200 Industrial Park Road, Van Buren, Arkansas 72956
James B. Speed	75	1989	1,185,333	(2)	11.4%
3200 Industrial Park Road, Van Buren, Arkansas 72956

Clifton R. Beckham**	37	2007	60,906	(3)	(4)

Joe D. Powers	68	2000	12,723	(5)	(4)

Terry A. Elliott**	63	2003	12,500	(6)	(4)

William H. Hanna	48	2005	36,300	(7)	(4)

Richard B. Beauchamp**	56	2006	5,000	(8)	(4)

Named Executive Officers (Excluding Persons Named Above):

Garry R. Lewis	63	--	78,856	(9)	(4)

Darron R. Ming	34	--	29,658	(10)	(4)

M. Eric Brown	42	--	42,364	(11)	(4)

All Directors and Executive Officers as a Group (13 Persons)			2,642,203	(12)	25.4%

Beneficial Owners of More Than 5% of Outstanding Common Stock (Excluding Persons Named Above):

Donald Smith & Co., Inc.			965,095	(13)	9.3%
152 West 57th Street, New York, New York 10019
T. Rowe Price Associates, Inc.			842,829	(14)	8.1%
100 E. Pratt Street, Baltimore, Maryland 21202
Dimensional Fund Advisors LP			804,709	(15)	7.7%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746
Newland Capital Management, LLC			590,922	(16)	5.7%
350 Madison Avenue, 11th Floor, New York, New York 10017

* **	All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share. Current nominees for re-election as a director.
(1)

The amount shown includes (a) 12,500 shares of Common Stock held by Mr. Powell’s wife (of which Mr. Powell disclaims beneficial ownership) and (b) 5,000 shares of Common Stock Mr. Powell has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.

(2)

The amount shown includes (a) 158,712 shares of Common Stock held by Mr. Speed’s wife (of which Mr. Speed disclaims beneficial ownership), (b) 10,454 shares of Common Stock held in a trust for the benefit of Mr. Speed’s dependent child (of which Mr. Speed disclaims beneficial ownership) and (c) 2,500 shares of Common Stock Mr. Speed has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.

(3)	The amount shown includes 4,800 shares of Common Stock Mr. Beckham has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.
(4)	The amount represents less than 1% of the outstanding shares of Common Stock.
(5)	The amount shown includes 2,500 shares of Common Stock Mr. Powers has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.
(6)	The amount shown includes 3,250 shares of Common Stock Mr. Elliott has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.
(7)

Mr. Hanna has shared voting and dispositive power with respect to 33,300 shares that he beneficially owns. Of those 33,300 shares (a) 12,300 shares are held of record by Hanna Family Investments LP and (b) 21,000 shares are held of record by Hanna Oil and Gas Company. Mr. Hanna owns of record 1,500 shares. The amount also includes 1,500 shares of Common Stock Mr. Hanna has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.

(8)	The amount shown includes 3,000 shares of Common Stock Mr. Beauchamp has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.
(9)	The amount shown includes 8,800 shares of Common Stock Mr. Lewis has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.
(10)	The amount shown includes 3,600 shares of Common Stock Mr. Ming has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.

(11)The amount shown includes 8,950 shares of Common Stock Mr. Brown has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009.

(12)The other executive officers are Michael R. Weindel, Jr., J. Rodney Mills, and Craig S. Shelly. Mr. Weindel beneficially owns 43,923 shares of Common Stock (including 8,950 shares of Common Stock Mr. Weindel has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009). Mr. Mills beneficially owns 23,318 shares of Common Stock (including 1,800 shares of Common Stock Mr. Mills has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 9, 2009). Mr. Shelly beneficially owns 24,422 shares of Common Stock (Mr. Shelly has no shares under options that are presently exercisable or that are exercisable within 60 days following March 9, 2009).

(13)As reported on Schedule 13G filed with the SEC on February 11, 2009.  Represents aggregate beneficial ownership on a consolidated basis reported by Donald Smith & Co., Inc. and includes shares beneficially owned by advisory clients of Donald Smith & Co., Inc.  Information is as of December 31, 2008.

(14)As reported on Schedule 13G filed with the SEC on February 12, 2009.  Represents aggregate beneficial ownership on a consolidated basis reported by T. Rowe Price Associates, Inc. and includes shares of Common Stock beneficially owned by advisory clients of T. Rowe Price Associates, Inc.  Information is as of December 31, 2008.

(15)

As reported on Schedule 13G filed with the SEC on February 9, 2009.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP, an investment advisor, and includes shares beneficially owned by advisory clients of Dimensional Fund Advisors LP.  Information is as of December 31, 2008.

(16)As reported on Schedule 13G filed with the SEC on February 5, 2009.  Represents aggregate beneficial ownership on a consolidated basis reported by Newland Capital Management, LLC and other members of its group.  Information is as of December 31, 2008.

ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. In accordance with the bylaws, the number of directors constituting the entire Board has been decreased to seven. The Board presently consists of seven persons.

The current term of office of the three Class II directors will expire at the 2009 Annual Meeting and those directors have been nominated for re-election at the meeting for a term expiring at the 2012 Annual Meeting:

Class II

Term Expiring 2012

Clifton R. Beckham

Terry A. Elliott

Richard B. Beauchamp

Proxies may not be voted at the 2009 Annual Meeting for more than three nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2012 Annual Meeting and until his successor is duly elected and qualified.

Class III and Class I directors are currently serving terms expiring in 2010 and 2011, respectively. The Class III directors are Robert M. Powell and James B. Speed. Class I directors are Joe D. Powers and William H. Hanna.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors. The Board recommends that the stockholders vote FOR the election of the three nominees named above.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

Robert M. Powell. Mr. Powell has served as Chairman of the Board since 2000, Chief Executive Officer of the Company from 1988 until he retired from that position in January 2007, and as a director since 1983. He served as President from 1988 to 2002. Prior to his employment by us, Mr. Powell was employed by ABF Freight System, Inc., a national trucking company and a subsidiary of Arkansas Best Corporation, for 28 years.

James B. Speed. Mr. Speed has served as a director of the Company since 1989. Mr. Speed served as Chairman of the Board from 1989 until he retired from that position in 2000. Prior to his employment by us, Mr. Speed was employed by ABF Freight System, Inc., a national trucking company and a subsidiary of Arkansas Best Corporation, for more than 20 years.

Clifton R. Beckham. Mr. Beckham has served as President, Chief Executive Officer and director since August 10, 2007. He served as Senior Vice President, Finance from November 2003 to August 9, 2007 and Chief Financial Officer from 2002 to August 9, 2007. He served as Secretary from 2001 to 2005, as Vice President, Finance from 2002 to 2003, as Treasurer from 2001 to 2002, as Controller from 1999 to 2001 and as Chief Accountant from 1996 to 1999. Mr. Beckham, a Certified Public Accountant (inactive), has worked for us since 1994.

Joe D. Powers. Mr. Powers has served as a director of the Company since 2000. He is a retired Chairman and CEO of Merchants National Bank of Fort Smith, Arkansas, and served as Chairman of the Advisory Board of Regions Bank of Fort Smith, Arkansas from 2000 to 2005.

Terry A. Elliott. Mr. Elliott has served as a director of the Company since 2003. Mr. Elliott has chaired the Company’s Audit Committee since 2003 and has been designated the Company’s audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K. He has been Chief Financial Officer of Safe Foods Corporation, a food safety company in North Little Rock, Arkansas, since 2000 and served as a director of Safe Foods from 2000 to 2003. Mr. Elliott also was a director of Superior Financial Corporation (the holding company for Superior Federal Bank, F.S.B.) and a member of its Audit Committee from February 2003 until Superior was sold to Arvest Holdings, Inc. in August 2003. From 1996 to 2000, Mr. Elliott served as the Chief Financial Officer for two unrelated private start-up businesses. Mr. Elliott is a Certified Public Accountant licensed in the states of Texas and Arkansas.

William H. Hanna. Mr. Hanna has served as a director of the Company since 2005. Mr. Hanna has been President of Hanna Oil and Gas Company since 2000. He has worked in the oil and gas industry since 1983. Mr. Hanna is also a director of First National Bank of Fort Smith, Arkansas.

Richard B. Beauchamp. Mr. Beauchamp has served as a director of the Company since 2006. Mr. Beauchamp is a Certified Public Accountant and has been a General Partner of Norris Taylor & Company, a Certified Public Accounting firm in Fort Smith, Arkansas, since 1980. He has worked in the accounting profession since 1975. Mr. Beauchamp is also a director of Weldon, Williams & Lick, Inc., a specialty printing company, the University of Arkansas Fort Smith Foundation and he serves on the boards of several community and civic organizations.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

Board Meetings, Director Independence and Committees

Meetings

In 2008, the Board of Directors held four meetings. During 2008, the Board had a standing Executive Compensation Committee, Audit Committee, Nominating Committee and Nonemployee Director Stock Option Committee. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served. We encourage the members of our Board of Directors to attend our Annual Meetings of Stockholders. All seven of our then-current directors attended the 2008 Annual Meeting of Stockholders.

Director Independence

In determining the independence of its directors, the Board relies on the standard set forth in Rule 4200(a)(15) of The NASDAQ Stock Market’s listing standards. To be considered independent under that standard, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of the Company. Annually, our General Counsel reviews the Board’s approach to determining director independence and recommends changes as appropriate.

Consistent with these considerations, the Board has determined that all of the directors, with the exception of Robert M. Powell, Clifton R. Beckham and James B. Speed are independent directors. Messrs. Powell and Beckham are current employees of the Company and Mr. Speed was formerly Chairman of the Board of the Company. The independent directors met in executive session, without management directors or other representatives of management present, in connection with each quarterly meeting of the Board.

Committees

Executive Compensation Committee. The purpose of the Executive Compensation Committee is to recommend to the Board matters pertaining to compensation of our executive officers and contributions to our 401(k) Investment Plan. The Executive Compensation Committee is also responsible for administering the grants of options and other awards to executive officers and other employees under the 2004 Equity Incentive Plan. Our Executive Compensation Committee’s extensive process for making executive compensation decisions is explained in more detail below. See “Executive Compensation – Compensation Discussion and Analysis – Procedures”.

The Board recently adopted a written charter for the Executive Compensation Committee, which sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail. A copy of the Executive Compensation Committee’s charter effective January 23, 2008, is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

The Executive Compensation Committee met four times during 2008. The Executive Compensation Committee is, and was throughout 2008, composed of Joe D. Powers (Chairman), Richard B. Beauchamp and William H. Hanna, each of whom is an independent director.

Audit Committee. The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes. The Audit Committee’s responsibilities include:

•	Monitoring our financial reporting processes and systems of internal controls regarding finance and accounting;
•	Monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and
•	Providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm. The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest and reviews all such transactions at least annually. The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. A copy of the Audit Committee’s charter as amended effective October 17, 2007, is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

The Audit Committee met ten times during 2008. The Audit Committee is composed of Terry A. Elliott (Chairman), Joe D. Powers and Richard B. Beauchamp. The Board has determined that Terry A. Elliott is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K and meets the independence and financial sophistication requirements set forth in Rule 4350(d)(2)(A) of The NASDAQ Stock Market’s listing standards.

All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of The NASDAQ Stock Market’s listing standards and meet the independence and other requirements set forth for audit committee members in Rule 4350(d)(2)(A) of those listing standards. See “Report of Audit Committee.”

Nominating Committee. The Nominating Committee is composed of all Board members. The Board met in its capacity as the Nominating Committee one time in 2008. In accordance with the Nominating Committee’s charter, in order to be considered a Nominating Committee nominee, a person’s (including an incumbent director’s) nomination must be approved by both the vote of a majority of a quorum of the full Nominating Committee and the vote of a majority of the directors then serving on the Nominating Committee who are independent directors as defined in Rule 4200(a)(15) of The NASDAQ Stock Market’s listing standards. The vote of the independent directors must be taken by unanimous written consent or at a meeting in executive session, without the presence of the other members of the Nominating Committee.

The Nominating Committee’s policy with regard to considering director candidates recommended by stockholders is set forth in detail in the Nominating Committee charter. Any stockholder of the Company who is the record or beneficial owner of at least 1% or $1,000 in market value of the shares of stock entitled to be voted at our next annual meeting, and who has held such shares for at least one year, may recommend to the Nominating Committee for consideration as a director nominee any person who meets certain minimum qualifications, which are described below and which are listed in the Nominating Committee charter. Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws. The Nominating Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source.

     Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating Committee will have primary authority for identifying persons who meet certain minimum qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board. The Nominating Committee may delegate this identification function to one or more of its members. In performing this function, the Nominating Committee may rely on such resources as it deems appropriate, including without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders. In addition, the Nominating Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating Committee shall determine to be reasonable and appropriate.

Each nominee must be at least twenty-one years of age at the time of his or her election as a director and must meet such other minimum qualifications as may be set forth from time to time in our bylaws. In addition to such minimum requirements, each nominee must, unless waived by the Nominating Committee and by the independent directors serving on the Nominating Committee, have a bachelor’s degree from an accredited U.S. college or university, or a corresponding degree from a foreign educational institution, have at least ten years of experience in a business or profession (which need not be the truckload or other transportation industry) that, in the opinion of the Nominating Committee, provides the proposed nominee with such experience as will enable him or her to serve as an effective member of the Board, and have no relationship with us or other circumstances that would be likely to create a conflict of interest or otherwise interfere with the exercise by such person of impartial judgment in his or her capacity as a director. Finally, in identifying and selecting persons for consideration as nominees, the Nominating Committee will consider the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

The Nominating Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the minimum qualifications, as described above, and set forth in the Nominating Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board. These procedures may include at least one personal interview of the candidate by the Nominating Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate’s prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating Committee.

It is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, no later than 120 days prior to the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. For the 2010 annual meeting, the deadline for receiving stockholder recommendations of proposed director nominees will be December 9, 2009. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name, age, business address and residence address;
•	the proposed nominee’s principal occupation or employment and business experience;
•	the proposed nominee’s educational background;
•	the class and number of shares of stock of the Company owned by the proposed nominee;
•

such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	the nominating stockholder’s name and address, as they appear on the Company’s books; and
•	the class and number of shares of stock of the Company beneficially owned by the nominating stockholder and the date or dates of acquisition thereof.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

The Nominating Committee charter is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

Nonemployee Directors Stock Option Committee. The Nonemployee Directors Stock Option Committee, which did not meet in 2008, is currently composed of Robert M. Powell (Chairman) and Clifton R. Beckham.

The Nonemployee Directors Stock Option Committee is responsible for administering the grants of stock options and other awards to nonemployee directors under the 2004 Equity Incentive Plan. During 2008, the Nonemployee Directors Stock Option Committee also had responsibility for administering our 1997 Nonqualified Stock Option Plan for Nonemployee Directors. Even though the term of that plan has expired and options may no longer be granted thereunder, all options that were outstanding under that plan were exercised during 2008. Accordingly, the 1997 Nonqualified Stock Option Plan for Nonemployee Directors has dissolved.

EXECUTIVE OFFICERS

Our executive officers are Robert M. Powell, Clifton R. Beckham, Garry R. Lewis, M. Eric Brown, Michael R. Weindel, Jr., J. Rodney Mills, Darron R. Ming and Craig S. Shelly. Biographical information for Mr. Powell and Mr. Beckham is set forth under the heading “Additional Information Regarding the Board of Directors – Biographical Information” above.

Garry R. Lewis. Mr. Lewis, 63, has served as Executive Vice President and Chief Operating Officer since January 2008. He served as Senior Vice President, Operations from November 2003 to January 2008. He served as Vice President, Operations from 2002 to 2003 and as Director of Operations from 1986 to 2002. Prior to his employment by us, Mr. Lewis was employed by ABF Freight System, Inc. and its various subsidiaries for 13 years.

M. Eric Brown. Mr. Brown, 42, has served as Senior Vice President, Operations since January 2008. He served as Vice President, Maintenance from November 2003 to January 2008. He served as Director, Maintenance from January 2003 to November 2003. During 2002, he worked for Wal-Mart Stores, Inc. as a Regional Maintenance Manager in its private trucking fleet. Prior to working at Wal-Mart, he worked for us from 1992 through 2001 in a variety of positions in the Maintenance, Operations and Risk Management departments.

J. Rodney Mills. Mr. Mills, 44, has served as Vice President, Safety and General Counsel since October 2006, Corporate Counsel from June 2004 to October 2006 and was elected Secretary in May 2005. Prior to employment with us, Mr. Mills was a partner in a Fort Smith, Arkansas law firm, Hardin, Jesson, and Terry, PLLC, where he had provided legal representation to us since 1990.

Darron R. Ming. Mr. Ming, 34, has served as Vice President, Finance since 2005, Chief Financial Officer since August 2007 and Treasurer since July 2007.  He served as Controller from 2001 to July 2007.  He joined the Company in 2000 as Accounting Manager.  Prior to joining the Company, Mr. Ming was employed at the Sparks Medical Foundation as Accounting Manager.  Mr. Ming is a Certified Public Accountant.

Craig S. Shelly. Mr. Shelly, 33, has served as Vice President, Corporate Strategy since August 2007.  He served as Treasurer from 2002 to July 2007.  He joined the Company in 2000 as Assistant Treasurer.  Prior to joining the Company, Mr. Shelly was employed at Edward D. Jones & Co. as a licensed securities broker.  Mr. Shelly is a Certified Public Accountant and a Certified Treasury Professional.

Michael R. Weindel, Jr. Mr. Weindel, 40, has served as Vice President, People since May 2008. He served as Vice President, Human Resources, Recruiting and Training from January 2005 to May 2008. He served as Director, Human Resources, Recruiting and Training from 2003 to 2005, as Director of Purchasing from 2002 to 2003 and as Director of Human Resources from 1997 to 2002. Mr. Weindel has worked for us since 1991.

All of our executive officers are elected annually by the Board to serve until the next annual meeting of the Board and until their respective successors are elected.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Executive Compensation Committee has responsibility for decisions regarding the compensation of our executive management team, and for ensuring that those decisions are consistent with our compensation philosophy and objectives. This Compensation Discussion and Analysis explains our compensation policies and practices relating to the compensation of the officers listed in the Summary Compensation Table, below, who are sometimes collectively referred to as the “Named Executive Officers.” The Named Executive Officers include our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly-compensated executive officers who were serving at December 31, 2008.

Philosophy and Objectives

The objectives of our executive compensation program are to (i) align compensation with our business objectives and the interests of our stockholders, (ii) encourage and reward high levels of performance, (iii) recognize and reward the achievement of corporate goals, and (iv) attract and retain executive officers who contribute to our long-term success. We incorporate compensation components designed to achieve those objectives in the short term and the long term. A substantial portion of the cash compensation component is in the form of a performance-based annual incentive, which keeps management focused on near-term results. The equity compensation component, which contains vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value. Consistent with our culture of cost control and high level of performance, the Executive Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation. This balance between salaries and performance-based cash and equity awards reflects our commitment to placing a meaningful portion of our executive officers’ compensation at risk by linking it to achievement of specified performance goals and appreciation in the market price of our Common Stock. The Executive Compensation Committee believes that our compensation plans and practices will reward executive officers for their contributions to our success and provide incentives to them to continue performing services for us to the best of their abilities.

In making decisions regarding an executive’s total compensation, the Executive Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation. The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee’s general understanding of compensation levels at public companies, and the historical compensation levels of the executive officers, and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

Procedures

In making decisions regarding the compensation of our executive officers, the Executive Compensation Committee utilizes an extensive process, which will apply to decisions made in 2008 and future years, for evaluating the performance of the Company and individual executive officers in making compensation decisions. The key elements of that process are as follows:

•	The Committee receives and reviews a report from our President and CEO containing:
o

A summary and analysis of publicly available data regarding all elements of compensation paid by the following publicly held trucking companies whose size or operations are similar to ours: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

o

A comparison of our financial performance in measures such as revenue and earnings per share growth, cost of capital, return on capital, economic value added, returns on equity and assets, share price growth and market capitalization growth compared with the financial performance of the following well established, publicly held trucking companies of various sizes: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

o

A comparison, based on several measures, of our operating performance to the operating performance of the following publicly held trucking companies: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

o	An internal pay equity analysis comparing the base salaries and potential cash incentive compensation available to five levels of our management, including our President and CEO.
o

An evaluation by our President and CEO of the performance of the executive management team and each executive officer, other than the President and CEO, on the basis of specific performance indicators, as described in more detail below.

•

Our President and CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of compensation paid to all executive officers, other than the President and CEO, as well as the most recent changes in cash compensation, together with the President and CEO’s recommendations for adjustments to each element of compensation, based on the information and analysis described above and such subjective factors as the President and CEO may deem appropriate or on which the Committee may request information.

•

Our President and CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of the President and CEO’s compensation, as well as the most recent changes in cash compensation, without any recommendations for adjustment.

•

Based on these reports, analyses and recommendations, and such other factors as the Executive Compensation Committee may deem appropriate in particular circumstances, including subjective factors and the competitiveness of the labor market in which we compete for executive talent, the Committee makes its determinations regarding any adjustments to the compensation of the President and CEO and our other executive officers. The President and CEO will typically be present for the Committee’s deliberations regarding other executive officers in order to answer questions and assist in the Committee’s review of the data presented, but is not present for the Committee’s deliberations regarding his own compensation. The Committee will establish a maximum increase in the salary of each executive officer, and the President and CEO will then determine the specific adjustment to be made to the salary of each executive officer other than himself.

•	The determinations of the Executive Compensation Committee are communicated to the full Board of Directors.

In its consideration of the relative compensation levels (including the percentage allocated to long-term equity incentives) of corporate executives in other publicly traded trucking companies, the Committee does not engage in any formal benchmarking, that is, it does not attempt to set the compensation of our executives at a level having any pre-determined relationship to compensation paid by members of this group of peer companies. Whether actual compensation is above or below compensation paid by other companies to officers in comparable positions will depend on the achievement of performance objectives, the amount available for distribution as cash awards under our Executive Profit-Sharing Incentive Plan and the market value of shares of our Common Stock issued in connection with equity awards, all of which, we believe, are directly related to our performance.

During part of 2007 and all of 2008, when decisions regarding 2008 compensation for our executive officers were made, our President and CEO, Clifton R. Beckham, had responsibility for conducting performance evaluations and making related reports to the Committee for all executive officers other than himself and our current Chairman of the Board, Robert M. Powell. The President and CEO also made recommendations to the Committee regarding specific salary increases and awards under our 2004 Equity Incentive Plan for those officers. Performance evaluations and reports relating to the performance of our President and CEO, and recommendations regarding salary increases and equity awards to that individual (currently, a single officer), are the responsibility of the Committee. Mr. Powell declined to be considered for an increase in salary in 2008. In evaluating the performance of our executive officers, the Executive Compensation Committee reviews information regarding our performance in a number of areas. In recent years, the Committee has focused primarily on revenue growth, operating ratio, earnings per share growth, returns on equity, assets and invested capital and the valuation and trading volume of our stock, all of which are reviewed in relationship to general economic conditions and the relative performance of our competitors.

The specific performance indicators used by the President and CEO to evaluate the performance of the executive team and individual executive officers include various measures of financial and operating performance, operating costs, personnel management and retention, safety performance and compliance with the Company’s rules, procedures and codes. Some of those indicators are the responsibility of the entire management team and some are related to specific areas of the business and are the responsibility of particular officers. The President and CEO’s analysis compares actual performance to pre-established goals for each performance indicator, sets a relative weighting for each indicator and assigns a score on a scale of 1-to-100 to each executive officer in each relevant area based on his performance or the performance of a team or department over which he has responsibility. This process results in an overall score on a 1-to-100 scale for each officer. In assigning scores in each category for each officer, our President and CEO may rely on subjective factors as well as quantitative factors, including long-term performance trends and performance relative to our industry. Although specific salary adjustments and other compensation decisions are within the discretion of the Executive Compensation Committee, we expect that the President and CEO will usually recommend salary increases within certain ranges in correlation to the scores achieved by individual officers.

In the past, the Executive Compensation Committee has conducted its annual compensation review in October of each year, and salary adjustments have been made as of an executive officer’s employment anniversary date. The Committee has determined that its future annual compensation reviews will occur in January of each year, rather than October as in the past, and annual salary adjustments will generally be made effective as of January 1, although any other date can be selected. The Committee believes that this will allow for more efficient and productive analysis of the Company’s and the executive officers’ full-year performance, as well as comparative information about the performance and compensation practices of other companies in the Company’s industry, as described above.

In general, the Executive Compensation Committee does not consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to stock options or restricted stock awards, when making decisions regarding current compensation. The Committee has not engaged or received reports from any third party compensation consultants.

2008 Compensation Program

The three elements of our compensation program are base salary, performance-based cash incentives and equity-based awards in the form of restricted stock and stock options. The elements of the compensation received by our CEO and the other Named Executive Officers are consistent with the types of compensation paid to our other executive officers. While base salary and performance-based cash incentives are awarded and paid with respect to a single fiscal year, restricted stock awards and options have extended vesting schedules and are designed to provide long-term performance incentives. The following summarizes the compensation elements for 2008 that we use to attract, motivate and retain our Named Executive Officers. We made all such decisions in the context of a difficult operating and economic environment and the initiation stage of our strategic plan.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate, and retain highly qualified executives, taking into consideration the cost of living in our region. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider the executive’s current salary and the executive’s qualifications and experience, including, but not limited to, the executive’s length of service with our Company, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders. We set our base salaries at a level that allows us to pay a significant portion of an executive officer’s total compensation in the form of incentive compensation, including annual cash bonuses and long-term incentives. We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run. We consider adjustments to base salaries annually to reflect the foregoing factors. We do not apply a specific weighting to each of such factors, nor do we apply firm benchmarking to similarly situated executives of other comparable companies.

Base Salary of our Chairman of the Board. The salary of our Chairman of the Board was not increased during 2008. In recognition of his reduced duties, after his transition out of the CEO role in January 2007, when Jerry D. Orler became CEO, Mr. Powell took a voluntary pay reduction of approximately 50% at such time and notified the Executive Compensation Committee that he wanted his salary to remain at such reduced rate for 2008. However, during 2008, the Company ceased providing vehicles to its Executive Officers, including Mr. Powell. In connection with the elimination of this benefit, Mr. Powell’s base salary was increased $1,205 per month beginning with a pro rata adjustment in September 2008.

Base Salary of our CEO. Mr. Beckham’s salary was increased in 2008 over what he was paid in 2007 in order to compensate him for his promotion to the CEO position in August 2007 and to reflect his increased leadership and the responsibility for the strategic vision and performance of the Company. The monthly salary of Mr. Beckham was not increased during 2008 above the monthly salary he was being paid upon his election as President and CEO in August 2007. However, during 2008, the Company ceased providing vehicles to its Executive Officers, including Mr. Beckham. In connection with the elimination of this benefit, Mr. Beckham’s base salary was increased $1,205 per month beginning with a pro rata adjustment in June 2008.

Base Salary of our Other Named Executive Officers. The salaries of our other Named Executive Officers were increased during 2008 over the amount they were paid in 2007, as follows.

Name	2007 Base Salary	2008 Base Salary	Increase in Base Salary
Garry R. Lewis (1)	$ 193,800	$ 214,825	10.9%
M. Eric Brown (2)	174,960	194,873	11.4%
Darron R. Ming (3)	144,125	168,996	17.3%

(1)

The reason for Mr. Lewis’ increase was his promotion to the position of Executive Vice President and Chief Operating Officer in January 2008. During 2008, the Company ceased providing vehicles to its Executive Officers, including Mr. Lewis. In connection with the elimination of this benefit, Mr. Lewis’ base salary was increased $1,205 per month beginning in July 2008.

(2)

The reason for Mr. Brown’s increase was his promotion to the position of Senior Vice President, Operations in January 2008. During 2008, the Company ceased providing vehicles to its Executive Officers, including Mr. Brown. In connection with the elimination of this benefit, Mr. Brown’s base salary was increased $1,205 per month beginning with a pro rata adjustment in June 2008.

(3)

The reason for Mr. Ming’s increase was his promotion to the position of Vice President, Finance, Chief Financial Officer and Treasurer in August 2007. During 2008, the Company ceased providing vehicles to its Executive Officers, including Mr. Ming. In connection with the elimination of this benefit, Mr. Ming’s base salary was increased $1,205 per month beginning in January 2009.

Annual Cash Bonus Program

The Executive Compensation Committee annually determines bonus targets for the Named Executive Officers during the first quarter of each year. The Executive Compensation Committee then determines whether the targets have been achieved following the finalization of our financial statements after the end of the year. For 2008, the Executive Compensation Committee established a potential bonus pool equal to 5% of our pre-tax, pre-incentive income for all executive officers, including our CEO and other Named Executive Officers. The bonus pool would be earned if we achieved a full-year combined operating ratio of 95% or better for 2008. If earned, the pool would be distributed within 75 days after the conclusion of that fiscal year to the executive officers, pro rata in proportion to their total base salaries. However, the amount of the incentive payment to each executive officer is limited to 100% of his total base salary. Based on our 2008 operating ratio, we did not achieve the target and thus no bonuses were paid.

Equity Compensation

Historically, we have sought to align the long-term interests of executive officers and stockholders through the use of stock-based compensation, including stock options and restricted stock grants. The Executive Compensation Committee views stock based compensation as an important part of overall executive compensation because of the emphasis on increasing stockholder value and promoting a long-term financial interest in the Company.

We maintain two plans under which equity-based awards may be issued to our executive officers. Our 2004 Equity Incentive Plan is the main plan under which we expect to award equity-based compensation annually. We are currently authorized to issue up to a maximum of 1,000,000 shares of Common Stock under the 2004 Equity Incentive Plan. On the day of each annual meeting of our stockholders for a period of nine years, starting in 2005 and ending in 2013, the maximum number of shares of Common Stock available for issuance under the Plan will automatically increase by 25,000 shares or such lesser number as determined by the Board. Therefore, as of May 6, 2009, the aggregate number of shares of Common Stock available for issuance under the Plan will be 1,025,000, including shares previously awarded. As of December 31, 2008, 475,975 shares of Common Stock were available for granting equity awards under the Plan. No Named Executive Officer may receive in any one calendar year awards relating to more than 30,000 shares of Common Stock under such Plan. Equity-based awards, payable in shares of stock or cash, may be granted to executive officers under our 2004 Equity Incentive Plan. Awards may be granted to any of our employees, officers or directors or an affiliate whom the Executive Compensation Committee selects from time to time. Such equity-based awards may take the form of performance shares, performance units, restricted stock, stock units, stock appreciation rights or stock options. The Executive Compensation Committee may cause the awards to be subject to the attainment of certain performance goals. The Executive Compensation Committee may grant to our executive officers options designated as incentive stock options or nonqualified stock options. The exercise price is determined by the Committee, but may not be less than 100% of the fair market value, as defined in such plan, of the Common Stock on the date of grant.

In 2008, the Executive Compensation Committee awarded 100,314 restricted shares under the 2004 Equity Incentive Plan to the Named Executive Officers, as follows: Clifton R. Beckham – 29,952; Garry R. Lewis – 26,060; M. Eric Brown – 23,334; and Darron R. Ming – 20,968. The grants were made effective as of July 18, 2008, and were valued at $12.13 per share, which was the closing price of the Company’s Common Stock on that date. Each participating officer’s restricted shares will vest in varying amounts over the ten year period beginning April 1, 2011, subject to the Company’s attainment of specified retained earnings growth objectives. Management must attain an average five-year trailing retained earnings annual growth rate of 10.0% (before dividends) in order for the shares to qualify for full vesting (pro rata vesting will apply down to 50.0% at a 5.0% annual growth rate). Any shares that fail to vest as a result of the Company’s failure to attain a performance goal will revert to the 2004 Equity Incentive Plan where they will remain available for grants under the terms of that plan until that plan expires in 2014. Given Mr. Powell's significant stock ownership, he was the only Named Executive Officer not to participate in stock-based compensation in 2008. The 2008 awards under this plan were intended to provide a long-term incentive for our relatively young management team to remain at the Company and build sustained stockholder value. The terms of these awards may not be indicative of the terms of future awards.

We also maintain a plan called the 2003 Restricted Stock Award Plan. This Plan was established by the Board of Directors using shares of our Common Stock contributed by Robert M. Powell, our Chairman of the Board and former CEO. There are 8,000 shares currently subject to outstanding and unvested awards under this Plan and 38,000 shares remaining available for issuance. At Mr. Powell’s election, the Plan allows for 50,000 additional shares to be contributed by him. Mr. Powell may make recommendations concerning grants under this Plan, but actual awards are approved only by the Board of Directors. Four executive officers, including our current President and CEO,  currently hold restricted stock awards granted to them in August 2003 and November 2005. We have not used awards under this Plan since 2005, and no awards vested in 2008 because the incentive targets were not met.

Other Elements of Compensation

In addition to the three principal elements of our compensation program described above, we also provide to our executive officers a matching amount to the qualifying contributions made under our 401(k) Investment Plan, and premium payments on life insurance policies, under which we are not the beneficiary. Until 2008, we historically had provided a Company-owned automobile, but we discontinued that practice. None of our executive officers or employees has a written employment agreement, and we do not maintain any plans or programs providing for severance or other post-termination benefits. Except for the awards granted in January 2009, we have no plans that provide for the payment, or acceleration of payment, of any compensation in connection with any change of control of the Company. The Committee granting awards under our 2004 Equity Incentive Plan may provide for acceleration of vesting of individual awards in connection with any future awards. Except for the awards granted in January 2009, no outstanding options contain provisions for acceleration upon a change in control. Generally, and as qualified by the terms of the plan and award notices, a change in control occurs if: (i) someone acquires 50% or more of the combined voting power of the stock of the Company, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of the Company prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of the Company immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) we sell or liquidate all or substantially all of our assets. Since all such grants were made after December 31, 2008, the estimated value of stock options and restricted stock that would have vested for our Named Executive Officers as of December 31, 2008 (the last day of fiscal 2008) under the acceleration scenarios described above will be provided in our next proxy statement.

2009 Compensation Program

During 2008, the Executive Compensation Committee undertook a substantial review and evaluation of our compensation program for executive officers.  In conducting its evaluation, the Executive Compensation Committee relied upon its own investigation and experience. The Executive Compensation Committee’s goals for the evaluation included the following:

•	Establishing an overall compensation program that reflects competitive target compensation levels for our senior executive officers that can be achieved with strong Company performance;

•

Designing a compensation program intended to better align senior executive incentive compensation substantially with factors that correlate to increases in stockholder value, while also exposing senior executive officers to the risk of downside stock performance;

•	Maintaining a compensation system where a substantial portion of overall compensation is linked to Company performance;

•

Consolidating the normal executive officer review and compensation process into a comprehensive annual process following the close of each fiscal year, rather than separating decisions regarding salary, bonus, and equity compensation; and

•	Balancing the use of equity incentives against the dilution to stockholders in a manner that reflects customary share usage and fair value transfer.

In conducting its evaluation, the Executive Compensation Committee reviewed a range of information, including, but not limited to, the following items: (i) publicly disclosed financial and compensation information of the truckload carriers noted above; (ii) information from investment banking sources concerning the correlation between stock price performance and various performance measures; (iii) the key performance measures that align with our operational goals; and (iv) the incentive structure for our other employees to ensure alignment of our executive officers with the broader employee group. After reviewing the information and discussing the proposed program with the CEO, the Executive Compensation Committee adopted our 2009 Executive Officer Compensation Program (the “2009 Program”) in January 2009.

The 2009 Program retains the three major elements we have historically employed: base salary, annual cash bonus linked to specific factors and equity compensation.  A discussion of each element of compensation included in the 2009 Program follows.

Base Salary

For 2009, we are currently reviewing potential increases to the salaries of our Named Executive Officers, except Robert M. Powell. The increases, if any, will be primarily driven by an estimated increase in the cost of living. However, Mr. Powell requested that his salary for 2009 remain at the same level it was at the end of 2008.

Annual Cash Bonus Program

As part of its evaluation, the Executive Compensation Committee reviewed the incentive targets used by other companies, many of which related to various measures of financial returns and earnings per share.  The Executive Compensation Committee also reviewed and discussed, with input from the CEO, various non-financial measures that were important to our overall performance.  The Executive Compensation Committee also reviewed information from investment banking sources concerning the correlation between certain financial measures and increases in stockholder value.  Following this review, the Executive Compensation Committee adopted a combination of financial and non-financial annual bonus targets that the Executive Compensation Committee expects to provide an incentive to the executives to manage multiple aspects of our business, regardless of whether the operating environment makes achievement of one aspect difficult.  The annual cash bonus targets and related reasons are as follows:

•

Return on Capital.  The Executive Compensation Committee believes that stockholder value is more likely to increase if our return on capital exceeds our weighted average cost of capital over time.  The Company has adopted an initial return on capital target of 10%. This target may be higher or lower than our weighted average cost of capital at any given time, but we believe it represents a representative target over time based on a moderately leveraged capital structure, prevailing interest rates and a historical equity risk premium. For 2008, our return on capital was below our weighted average cost of capital.  Accordingly, the Executive Compensation Committee intends to adopt incentive targets for this criterion that move toward weighted average cost of capital over time.  This criterion encourages management to deploy capital efficiently and return excess capital to the stockholders.  It also balances incentives based purely on growth. For purposes of the 2009 Program, we are calculating return on capital as follows: after-tax operating income/(average total debt + average stockholders’ equity).

•

Earnings per Share.  Earnings per share growth also correlates with stockholder value, and the Executive Compensation Committee believes that truckload carriers are judged by many investors based on increases in earnings per share.

•

Five Points.  The five points goals represent five key operating metrics in our business. These are the same performance measures on which many of our other employees are evaluated. From time to time these key metrics may include, but are not limited to, any of the following: revenue per employee per week, on-time customer service, accidents per million miles, days of sales outstanding, driver retention, miles per gallon, revenue per mile, empty miles, freight network yield, variable operating costs per mile and fixed operating costs per calendar day.

Under the 2009 Program, each of our Named Executive Officers has the opportunity to earn a cash bonus of 70% of salary by achieving the performance targets, and may achieve up to 100% of salary by exceeding the performance targets. The Executive Compensation Committee believes the return on capital and earnings per share performance targets represent stretch goals for management, given that the return on capital must improve from 2.5% in 2008 to 6.2% in 2009 to meet target and earnings per share must improve from $0.31 in 2008 to $1.15 in 2009 to meet target. Despite the stretch nature of these goals, the Executive Compensation Committee believes the targets are fair. The following table sets forth the performance targets:

Executive Team Cash Incentive Targets
Return on Capital		Earnings per Share		The Five Points		Total
Performance Level	% of Salary	Performance Level	% of Salary	Performance Level	% of Salary	Performance Level	% of Salary
<4.0%	0.00%	<$0.81	0.00%	<3 out of 5	0.00%	Minimum	0.00%
4.3%	15.00%	$0.81	15.00%	3 out of 5	5.0%
5.0%	20.00%	$0.92	20.00%	4 out of 5	7.5%
5.6%	25.00%	$1.04	25.00%
6.2%	30.00%	$1.15	30.00%	5 out of 5	10.00%	Target	70.00%
6.8%	35.00%	$1.27	35.00%
8.2%	40.00%	$1.38	40.00%
10.6%	45.00%	$1.50	45.00%			Maximum	100.00%

				Base Revenue per Employee per Week	$11,250
				On-Time Customer Service	98.0%
				Accidents per Million Miles	6.84
				Paid Miles per Gallon of Fuel	5.50
				Driver Employees Lost per Week	36

Equity Compensation

The Executive Compensation Committee believes that the equity compensation component of senior executive compensation should be meaningfully aligned with increasing stockholder value, while also exposing the holder to the risk of downward stock prices and volatility.  Over time, the Executive Compensation Committee expects to grant equity compensation using a target mix of approximately 70% stock options and 30% restricted stock, which is expected to translate into approximately one-half of the grant date value represented by each of stock options and restricted stock (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance).

Other aspects of the equity compensation program include the following:

•

One-fourth of each annual grant will be made each quarter during the year to attempt to align the option strike prices and restricted stock valuations with average prices for the year and reduce volatility;

•	A target grant date value equal to approximately 30% of base salary for all participants;

•	Time vesting of over three years; and

•	Stock option to qualify as incentive stock options, to the extent possible.

The Executive Compensation Committee considered various alternatives, including the use of performance targets for restricted stock vesting.  The Executive Compensation Committee determined, however, that the combination of restricted stock (which provides upside potential and downside exposure) and stock options (which have value only if the stock price increases) accomplishes much the same effect. Given Mr. Powell’s significant stock ownership, he was the only Named Executive Officer not to participate in stock-based compensation in 2009. Based on its review, the Committee made the following awards to our Named Executive Officers on January 28, 2009:

Name and Principal Position	Stock Options (#)	Restricted Stock (#)
Robert M. Powell	--	--
Chairman of the Board
Clifton R. Beckham	1,624	676
President and Chief Executive Officer
Garry R. Lewis	1,419	590
Executive Vice President and Chief Operating Officer
Darron R. Ming	1,166	485
Vice President, Finance, Chief Financial Officer and Treasurer
M. Eric Brown	1,280	533
Senior Vice President, Operations

Accounting and Tax Considerations

In making its compensation decisions, the Executive Compensation Committee considers, and attempts to comply with, the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. The Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Internal Revenue Code. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based and meets certain other requirements including stockholder approval and outside director administration. To date, no executive officer has received compensation in any year that exceeded $1,000,000. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3), and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Executive Compensation Tables

The following table sets forth certain information concerning the compensation for our President and CEO, our Chief Financial Officer and our three other most highly compensated officers based on 2008 total compensation. Information is provided for the last two fiscal years for Messrs. Ming and Brown, who were not previously included in our Summary Compensation Table as Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Options Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)

Robert M. Powell (4)	2008	209,576	--	1,103	--	8,697	219,376
Chairman of the Board	2007	221,365	--	4,939	--	7,395	233,699
	2006	217,380	--	10,282	279,511	8,089	514,043

Clifton R. Beckham	2008	248,033	24,458	1,977	--	8,249	282,717
President and Chief	2007	206,994	282	3,656	--	8,400	219,332
Executive Officer	2006	114,773	53,010	6,723	148,256	10,001	332,763

Garry R. Lewis	2008	214,825	21,300	5,106	--	8,387	249,618
Executive Vice President	2007	193,800	282	9,145	--	11,207	214,434
and Chief Operating	2006	124,200	53,010	14,475	160,427	12,146	364,258
Officer

M. Eric Brown	2008	194,873	42,195	15,776	--	6,370	236,075
Senior Vice President,	2007	174,960	19,320	21,396	--	9,297	224,973
Operations

Darron R. Ming	2008	167,996	17,115	1,478	--	9,163	195,752
Vice President, Finance,	2007	144,125	--	2,746	--	4,688	151,559
Chief Financial Officer
and Treasurer

(1)

The amounts shown represent the compensation expense recognized by us for each year, as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“FAS 123(R)”), excluding the impact of estimated forfeitures for service-based vesting conditions, with respect to restricted stock awards made in 2003 to Mr. Beckham and Mr. Lewis and in 2005 to Mr. Brown under our 2003 Restricted Stock Award Plan and our 2004 Equity Incentive Plan. For a discussion of the method used to determine such values, see “Note 11. Stock Plans” to our 2008 consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts shown for 2008 and 2007 for Mr. Beckham and Mr. Lewis reflect the reversal of certain amounts previously accrued, due to the forfeiture of two increments, one in 2008 and one in 2007, of their 2003 restricted stock awards, in the amount of 5,000 shares each, because the performance goals applicable to those increments were not met for 2008 and 2007. Mr. Brown also forfeited increments, in the amount of 2,000 shares each, of his 2005 restricted stock award because the applicable performance goals were not met for 2008 and 2007; however, since Mr. Brown was not a named executive officer in 2006, and the previously accrued amounts for such forfeited increments were not required to be disclosed in the Summary Compensation Table in our 2006 proxy statement, the amounts shown in this table do not reflect the reversal of such previously accrued amounts.

(2)

The amounts shown represent the compensation expense recognized by us for each year, as determined in accordance with FAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions, with respect to the options granted to the respective officers in the years shown or prior years. For a discussion of the assumptions made for purposes of determining such values, see “Note 11. Stock Plans” to our 2008 consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Represents cash incentives awarded to and earned by the Named Executive Officers pursuant to our Executive Profit-Sharing Incentive Plan for services rendered during the years shown.
(4)	Robert M. Powell served as CEO throughout 2006 and until January 24, 2007.

Narrative to the Summary Compensation Table

See “Executive Compensation – Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Name		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($) (3)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert M. Powell	10/18/2006	10/18/2006	--	49,576	209,576	--	--	--	--
Clifton R. Beckham	10/18/2006	10/18/2006	--	58,673	248,033
	07/16/2008	07/16/2008				--	--	--	24,454
Garry R. Lewis	10/18/2006	10/18/2006	--	50,818	214,825
	07/16/2008	07/16/2008				--	--	--	21,300
Darron R. Ming	10/18/2006	10/18/2006	--	39,740	167,996
	07/16/2008	07/16/2008				--	--	--	17,115
M. Eric Brown	10/18/2006	10/18/2006	--	46,098	194,873
	07/16/2008	07/16/2008				--	--	--	19,056

(1)

Our Executive Profit-Sharing Incentive Plan does not provide for any “Threshold” or minimum payments for any particular level of performance. The amounts shown in the “Target” column are the amounts that would have been paid to the Named Executive Officers if we had met the performance target for 2008, representing their respective pro rata shares of the incentive pool set aside for potential distribution under the Plan. As described in the narrative following this table, the incentive pool was equal to 5% of our 2008 pre-tax income. The amounts shown in the “Maximum” column are the maximum amounts that the officers could have received under the Plan for 2008, which are equal to 100% of the respective 2008 annual salaries received by the officers while serving in qualifying positions. We did not meet the performance target of a 95% or less operating ratio for 2008 and, therefore, no incentive cash payments were made to any Named Executive Officers under the Plan for 2008.

(2)

On July 16, 2008, the Executive Compensation Committee granted awards of restricted shares to certain officers of the Company, including Messrs. Beckham, Lewis, Ming and Brown. As the specified performance targets commence with the fiscal year ending December 31, 2010,  no shares were issued to the Named Executive Officers for fiscal year 2008.

(3)

This column represents the full grant date fair value of the stock awards granted to the Named Executive Officers in 2008. The amounts shown represent the compensation expense recognized by us for 2008, as determined in accordance with FAS 123(R), for service-based vesting conditions, with respect to these restricted stock awards, which were granted July 16, 2008 under our 2004 Equity Incentive Plan. For a discussion of the method used to determine such values, see “Note 11. Stock Plans” to our 2008 consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008.

Narrative to Grants of Plan-Based Awards

See “Executive Compensation – Compensation Discussion and Analysis” for a complete description of the performance targets for payment of incentive awards.

The following table sets forth certain information concerning the values realized upon exercise of options or vesting of restricted stock during fiscal year 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Robert M. Powell	--	--	--	--
Clifton R. Beckham	650	722	--	--
Garry R. Lewis	3,500	2,244	--	--
Darron R. Ming	600	510	--	--
M. Eric Brown	200	170	--	--

(1)	Determined by multiplying the number of shares acquired on exercise by the difference between the closing price of our Common Stock on the date of exercise and the exercise price.
(2)	The performance criteria for fiscal year 2007 were not met. Accordingly, the shares of restricted stock that would have vested on March 1, 2008 were forfeited.

The following table sets forth information concerning outstanding awards as of the end of fiscal year 2008 that had been granted but that had not yet vested and had not yet been earned. For this purpose, an “unearned” award is one for which it has not yet been determined whether the applicable performance goals will be met. Due to his significant stock holdings, Mr. Powell was not awarded any equity awards in 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Robert M. Powell	5,000 (1)		12.62	05/05/2009

Clifton R. Beckham	3,500 (2)		12.10	01/29/2009
	1,600 (3)		11.47	05/05/2009
	1,600 (1)		11.47	05/05/2010
		1,600 (8)	11.47	05/05/2011
					29,952 (15)	413,038 (16)

Darron R. Ming	1,600 (2)		12.10	01/29/2009
	1,200 (3)		11.47	05/05/2009
	1,200 (1)		11.47	05/05/2010
		1,200 (8)	11.47	05/05/2011
					20,968 (15)	289,149 (16)

Garry R. Lewis	1,900 (2)		12.10	01/29/2009
	1,600 (3)		11.47	05/05/2009
	1,600 (1)		11.47	05/05/2010
		1,600 (8)	11.47	05/05/2011
	2,000 (4)		12.66	07/21/2009
	2,000 (5)		12.66	07/21/2010
		2,000 (9)	12.66	07/21/2011
					26,060 (15)	359,367 (16)

M. Eric Brown	1,600 (3)		11.47	05/05/2009
	1,600 (1)		11.47	05/05/2010
		1,600 (8)	11.47	05/05/2011
	750 (6)		22.54	04/01/2009
	1,700 (7)		22.54	04/01/2010
		1,700 (10)	22.54	04/01/2011
		1,700 (11)	22.54	04/01/2012
		1,700 (12)	22.54	04/01/2013
		1,700 (13)	22.54	04/01/2014
					4,000 (14)	55,160(16)
					23,334 (15)	321,776 (16)

(1) Options had a vesting date of 05/05/08

(2) Options had a vesting date of 01/30/06

(3) Options had a vesting date of 05/05/07

(4) Options had a vesting date of 07/21/07

(5) Options had a vesting date of 07/21/08

(6) Options had a vesting date of 04/01/07

(7) Options had a vesting date of 04/01/08

(8) Options have a vesting date of 05/05/09

(9) Options have a vesting date of 07/21/10

(10)Options have a vesting date of 04/01/09

(11)Options have a vesting date of 04/01/10

(12)Options have a vesting date of 04/01/11

(13)Options have a vesting date of 04/01/12

(14)The restricted stock shown in this table is based upon the award of 10,000 shares of restricted stock to Mr. Brown on November 22, 2005. The first increment of each award, in the amount of 2,000 shares, vested on March 1, 2007. Mr. Brown held 6,000 unearned, restricted shares as of December 31, 2008; however, because the Company did not meet the performance criteria for 2008, the third increment of each award, in the amount of 2,000 shares, did not vest and was forfeited on March 1, 2009. Because it was conclusively determined by December 31, 2008 that such third increment would be forfeited, the 2,000 shares covered by such increment of each award did not represent potentially realizable compensation to Mr. Brown at year end, and such shares are not included in this table. The remaining two increments will vest on March 1 following the fiscal years 2009 and 2010, if the performance criteria are met for those years.

(15) The restricted stock shown in this table is based upon the award of a total of 200,000 shares of restricted stock to certain officers of the Company including Messrs. Beckham, Lewis, Ming, and Brown on July 16, 2008. Each participating officer’s restricted shares of Common Stock will vest in varying amounts over the ten year period beginning April 1, 2011, subject to the Company’s attainment of retained earnings growth.

(16)The market value of shares of unvested, unearned restricted stock is equal to the product of the closing market price of our Common Stock at the most recent fiscal year end and the number of unvested, unearned shares. The closing market price of our Common Stock was $13.79 on December 31, 2008.

DIRECTOR COMPENSATION

During 2008, we paid each nonemployee director an annual retainer of $10,000 payable in quarterly installments of $2,500. Each nonemployee director will also be paid a fee of $1,000 per Board meeting attended in person and $500 per telephone Board meeting. The Chairman of the Audit Committee will be paid an annual retainer of $7,500 payable in quarterly installments of $1,875, in addition to a $5,000 annual retainer to be paid to all members of the Audit Committee in quarterly installments of $1,250. Audit Committee members will also be paid a fee of $500 per Audit Committee meeting attended in person and $250 per telephone Audit Committee meeting. The Chairman of the Executive Compensation Committee will be paid an annual retainer of $2,000 payable in quarterly installments of $500, in addition to a $1,000 annual retainer to be paid to all members of the Executive Compensation Committee to be paid in quarterly installments of $250. Executive Compensation Committee members will also be paid a fee of $500 per Executive Compensation Committee meeting attended in person and $250 per telephone Executive Compensation Committee meeting. Directors who are our employees do not receive compensation for board or committee service.

The 2004 Equity Incentive Plan permits awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of Common Stock. Individuals to whom awards may be granted include any employee, officer or director of the Company or of any entity that is directly or indirectly controlled by the Company. No individual director may receive in any one calendar year awards amounting to more than 30,000 shares of our Common Stock. The Executive Compensation Committee or Nonemployee Directors Stock Option Committee may grant stock options to directors either in the form of incentive stock options or nonqualified stock options, except that incentive stock options may not be granted to nonemployee directors. The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares on the date the stock option is granted, or 110% of such fair market value for an incentive stock option granted to a participant who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock or one of our parent or subsidiary corporations. The Plan is administered by the Executive Compensation Committee of the Board. However, with respect to participants who are nonemployee directors, the Plan is administered by the Nonemployee Directors Stock Option Committee of the Board. The Board or the Executive Compensation Committee may delegate the administration of the Plan, subject to certain limitations.

Option grants to nonemployee directors are usually considered by the Nonemployee Directors Stock Option Committee at the time of quarterly Board meetings. Because those meetings usually occur before we publicly announce our quarterly results of operations, the members of the Committee may possess material nonpublic information when the Committee grants options to our nonemployee directors. However, the meetings at which option grants are considered are determined in advance, and we do not attempt to time any option grants, or the release of earnings information, to affect the value of any option awards or otherwise to provide any advantage to the grantees, and the Committee does not take any positive or negative nonpublic information into account in determining whether or in what amounts to grant options. No options were granted to nonemployee directors in 2008.

The following table sets forth information concerning compensation for the last fiscal year for our nonemployee directors.

2008 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
James B. Speed	13,000	755	13,755
Joe D. Powers	27,250	755	27,505
Terry A. Elliott	30,000	1,814	31,814
William H. Hanna	16,500	2,113	18,613
Richard B. Beauchamp	25,250	11,957	36,707

(1)

The amounts shown represent the compensation expense recognized by us for 2008 as determined in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. For a discussion of the assumptions made for purposes of determining such value, see “Note 11. Stock Plans” to our 2008 consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, the nonemployee directors held outstanding options to purchase the following number of shares: James B. Speed (2,500), Joe D. Powers (2,500), Terry A. Elliott (4,000), William H. Hanna (3,000) and Richard B. Beauchamp (4,500).

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2008, the members of the Executive Compensation Committee of the Board were Joe D. Powers (Chairman), William H. Hanna and Richard B. Beauchamp.

During 2008, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors, our executive officers, and their affiliates.

See “Certain Transactions” for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and “Executive Compensation – Director Compensation” for a description of compensation of the members of the Executive Compensation Committee.

EXECUTIVE COMPENSATION COMMITTEE REPORT

In performing its duties, the Executive Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Executive Compensation Committee Report follows.

The Executive Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Committee:
Joe D. Powers (Chairman)
Richard B. Beauchamp
William H. Hanna

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm utilized by us during fiscal years 2008, 2007 and 2006 was Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2008 and 2007 for the audit of the Company’s consolidated financial statements and fees billed for other services rendered by Grant Thornton LLP during 2008 and 2007.

	2008	2007

Audit Fees (a)	$303,818	$285,287

Other Fees:
Audit-related Fees (b)	--	--
Tax Fees (c)	--	--
All Other Fees	--	--

(a)

Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal control over financial reporting; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

(b)	Fees and expenses paid to our principal accountant for audit-related services including accounting consultation.

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal control over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us. The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, it has maintained its independence as to us. The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters. The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services. Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period. The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as “all other services” must be separately pre-approved by the Audit Committee. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

REPORT OF AUDIT COMMITTEE

In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2008 is set forth below.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent we incorporate such report by specific reference.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls over financial reporting. The Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company’s financial statements, the effectiveness of management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In performing its duties, the Audit Committee has discussed the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and the Company’s independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2008, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv) has discussed with the independent registered public accounting firm its independence. The Audit Committee met with representatives of the independent registered public accounting firm without management or other persons present four times during 2008.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Audit Committee:
Terry A. Elliott (Chairman)
Joe D. Powers
Richard B. Beauchamp

CORPORATE GOVERNANCE AND RELATED MATTERS

We are committed to conducting our business in accordance with the highest ethical standards. As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu. In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial, and accounting officers, or persons performing similar functions, will be posted at that same location on our website.

We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints (“Whistleblower Policy”), a copy of which is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu. The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold USA Truck and our personnel, including senior management, accountable for adhering to our ethical standards. The Whistleblower Policy establishes procedures for any person to report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains special procedures for submission by employees of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

We also adopted a Stockholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members’ attendance at annual meetings of stockholders. This Policy is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

CERTAIN TRANSACTIONS

We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee’s recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that, with the exception of filings described below, none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a). The exceptions are Clifton R. Beckham, Garry R. Lewis, M. Eric Brown, and Michael R. Weindel who each inadvertently failed to timely report one transaction related to the forfeiture of restricted stock award shares due to the Company failing to meet the performance criteria for 2007.

STOCKHOLDER PROPOSALS

Our 2010 Annual Meeting is tentatively scheduled to be held during the first week of May 2010. SEC rules provide that to be considered for inclusion in the proxy material for an annual meeting, stockholder proposals, including proposals nominating persons for election to the Board, must be received at our principal executive offices no later than 120 days prior to the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, proposals submitted for inclusion in the proxy statement relating to the 2010 Annual Meeting must be received by us no later than December 9, 2009. Any such proposal must be set forth in a notice containing certain information specified in the rules. The rules also provide that, to be eligible to submit such a proposal, a stockholder must be the record or beneficial owner of at least 1% or $2,000 in market value of the shares of stock entitled to be voted at the annual meeting and must have held such shares for at least one year. If the date of the 2009 Annual Meeting is changed by more than 30 calendar days from the date contemplated by this paragraph, a stockholder proposal must, to be considered for inclusion, be received by us within a reasonable amount of time before the Company begins to print and send its proxy materials to stockholders. The SEC’s rules allow us to exclude from our proxy materials stockholder proposals that relate to certain types of matters or that are submitted under certain circumstances.

         Our bylaws and Nominating Committee charter contain requirements substantially identical to the requirements of the SEC’s rules described above, but relating to the submission of stockholder proposals, including proposals for the nomination of persons for election as directors, for inclusion on the agenda for action at an annual meeting of our stockholders. To be eligible to submit such a proposal, a stockholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the shares of stock entitled to be voted at the annual meeting and must have held such shares for at least one year. Proposals submitted for inclusion on the agenda for action at the 2010 Annual Meeting must be received by us no later than December 9, 2009. Any such proposal must be set forth in a notice containing certain information specified in our bylaws and Nominating Committee charter.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
J. RODNEY MILLS
Secretary

April 8, 2009

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2008 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to J. Rodney Mills, Secretary of the Company, at the Company’s executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956. The written request must state that as of March 9, 2009, the person making the request was a beneficial owner of shares of the Common Stock of the Company.

REVOCABLE PROXY
USA TRUCK, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2009
10:00 A.M., CENTRAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder of record hereby appoints ROBERT M. POWELL and CLIFTON R. BECKHAM, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of USA Truck, Inc. (the “Company”), to be held on May 6, 2009, at 10:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2009 Annual Meeting of Stockholders and the annual report to stockholders for the year ended December 31, 2008.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

USA TRUCK, INC. — ANNUAL MEETING, MAY 6, 2009

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/4887

You can vote in one of three ways:
1.	Call toll free 1-866-776-5717 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/usak and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

X	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	USA TRUCK, INC.	Annual Meeting of Stockholders
May 6, 2009

	For	Withhold All	For All Except
1. Election of three (3) Class II directors for a term of office expiring at the 2012 Annual Meeting of Stockholders
   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED NOMINEES. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   (Please sign exactly as name(s) appear(s) at left. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

(01) Terry A. Elliot (02) Richard B. Beauchamp (03) Clifton R. Beckham

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Mark here if you plan to attend the meeting

Mark here for address change and note change

Please be sure to date and sign this proxy card in the box below.	Date
Sign above
Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, or corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3:00 a.m. EDT, May 6, 2009.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m. EDT, May 6, 2009: 1-866-776-5717	Vote by Internet anytime prior to 3:00 a.m. EDT, May 6, 2009 go to https://www.proxyvotenow.com/usak

Please note that the last vote received, whether by telephone, Internet, or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/4887

Your vote is important!